Exhibit 4.9

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Alamos Gold Inc. (the “Company”)

Brookfield Place, Suite 3910

181 Bay Street

Toronto, Ontario M5J 2T3

Item 2:	Date of Material Change

January 25, 2017

Item 3:	News Releases

News releases were disseminated on January 25, 2017 and January 26, 2017 via Marketwired and copies of each were subsequently filed on SEDAR.

Item 4:	Summary of Material Change

On January 25, 2017, the Company announced that it had entered into an agreement with a syndicate of underwriters led by TD Securities Inc., BMO Capital Markets and Macquarie Capital Markets Canada Ltd. (the “Underwriters”), pursuant to which they agreed to purchase, on a bought deal basis, 31,450,000 class A common shares of the Company (the “Common Shares”) at a price of US$7.95 per Common Share (the “Offering Price”), for aggregate gross proceeds to the Company of approximately US$250 million (the “Offering”). The Underwriters were also granted the option, exercisable in whole or in part, at any time up to 30 days following the closing of the Offering, to purchase up to an additional 4,717,500 Common Shares at the Offering Price to cover over-allotments, if any. In the event that the option is exercised in its entirety, the aggregate gross proceeds of the Offering to the Company will be approximately US$288 million. The Offering is scheduled to close on or about February 9, 2017, and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals including the approval of the Toronto Stock Exchange and the New York Stock Exchange.

Item 5:	Full Description of Material Change

5.1	Full Description of Material Change

On January 25, 2017, the Company announced that it had entered into an agreement with the Underwriters, pursuant to which they agreed to purchase, on a bought deal basis, 31,450,000 Common Shares at the Offering Price, for aggregate gross proceeds to the Company of approximately US$250 million. The Underwriters were also granted the option, exercisable in whole or in part, at any time up to 30 days following the closing of the Offering, to purchase up to an additional 4,717,500 Common Shares at the Offering Price to cover over-allotments, if any. In the event that the option is exercised in its entirety, the aggregate gross proceeds of the Offering to the Company will be approximately US$288 million.

The Company intends on using the net proceeds of the Offering and existing cash to repay all of its outstanding US$315 million senior secured 7.75% high yield notes maturing 2020. Upon completion of the Offering and application of the proceeds from the Offering, the Company will be debt-free with approximately US$200 million in cash and cash equivalents and available-for-sale securities, and, including borrowings available under its revolving credit facility, the Company will have approximately US$350 million in available liquidity.

The Common Shares will be issued by way of a short form prospectus that will be filed with the securities regulatory authorities in Canada and with the Securities and Exchange Commission (“SEC”) in the United States under the multijurisdictional disclosure system.

The Offering is scheduled to close on or about February 9, 2017, and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals including the approval of the Toronto Stock Exchange and the New York Stock Exchange.

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

Nils F. Engelstad

VP, General Counsel

416-368-9932

NEngelstad@alamosgold.com

Item 9:	Date of Report

February 2, 2017

Cautionary Note

This Material Change Report includes certain “forward-looking statements”. All statements other than statements of historical fact included in this report, including without limitation statements regarding expectations of future permitting timelines, outcomes of economic studies, development and/or production timelines or other future plans and objectives of the Company, are forward-looking statements that involve various risks and uncertainties and are based on forecasts of future operational or financial results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be “forward-looking statements.” Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual events or results to differ from those reflected in the forward-looking statements.

There can be no assurance that forward-looking statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company’s expectations include, among others, risk related to the Offering, including the expected closing thereof, ongoing permitting requirements, risks related to the Company’s Turkish projects and operations, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold, as well as those factors discussed in the section entitled “Risk Factors” in the Company’s Annual Information Form and other disclosures of “Rick Factors” by the Company, available on SEDAR and EDGAR. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.